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                                                                    EXHIBIT 11
                Louisiana-Pacific Corporation and Subsidiaries
                      Calculation of Net Income Per Share
                 For the Nine Months Ended September 30, 1996

                                               Number of shares
                                     Including              Excluding
                                     Common Stock           Common Stock
                                      Equivalents            Equivalents (1)
                                      ------------           ------------
Weighted average number of shares
  of common stock outstanding          116,937,022            116,937,022

Weighted average number
  of shares sold to ESOTs subsequent
  to January 1, 1994, not allocated
  to participants' accounts(2)          (1,266,666)            (1,266,666)

Weighted average number of
  shares of treasury stock held
  during the period                     (8,345,970)            (8,345,970)

Common stock equivalents:
  Application of the "treasury
  stock" method to stock option
  and purchase plans                        61,303                    ---
                                      ------------           ------------
Weighted average number of shares
  of common stock and common stock
  equivalents                          107,385,688            107,324,385
                                      ============           ============
Rounded to                             107,390,000            107,320,000
                                      ============           ============
Net income (loss)                    $(186,000,000)         $(186,000,000)
                                     =============          =============
Net income (loss) per share           $      (1.73)          $      (1.73)
                                      ============           ============

      (1) Accounting Principles Board Opinion No. 15, "Earnings Per Share", allows companies to disregard dilution of less than three percent in the computation of earnings per share. Therefore, shares used in computing earnings per share for financial reporting purposes is 107,320,000 shares.

      (2) American Institute of Certified Public Accountants Statement of Position No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans" requires that shares held by the registrant's ESOTs which were acquired by the ESOTs on or after January 1, 1994, which are not allocated to participants' accounts, are not considered outstanding for purposes of computing earnings per share. Shares held by the ESOTs which were acquired by the ESOTs prior to January 1, 1994, continue to be considered outstanding (whether or not allocated to participants' accounts) for purposes of computing earnings per share.